Belco Oil & Gas Corp.
                        Computation of Earnings Per Share
                      (In thousands, except per share data)

                                         Three Months Ended   Six Months Ended
                                              June 30,           June 30,
                                         ------------------   ----------------
                                         1996          1995     1996     1995
                                         ----          ----     ----     ----
Primary Calculation:
Shares issued in connection with the
 combination and assumed outstanding
 for all periods . . . . . . . . . . . .25,000        25,000   25,000   25,000
Weighted average shares and equivalent
 shares outstanding:
Issued in connection with the public
 offering. . . . . . . . . . . . . . . . 6,500            --   3,447       --
Restricted stock, treasury stock method.    14            --       8       --
   Stock options, treasury stock method.    92            --      47       --
                                        ------        ------  ------   ------
Weighted average common and common
  equivalent shares outstanding. . . . .31,606        25,000  28,502   25,000
Net Income (Loss). . . . . . . . . . . $12,354      $ 10,576 $(1,054) $19,177
Primary Earnings (Loss) Per Share. . . $   .39      $    .42 $  (.04) $   .77
Pro forma Net Income . . . . . . . . . $12,354      $  7,066 $23,420  $12,849
Pro forma Net Income Per Share -
  Primary. . . . . . . . . . . . . . . $   .39      $    .28 $   .82  $   .51


The difference between primary and fully diluted earnings per share is not significant.